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                                                                     Exhibit 2.3



                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement (this "Agreement") is entered into as of July 28, 2000 by and among Student Advantage, Inc., a Delaware corporation ("Student Advantage"), ESL Acquisition Co., a Delaware corporation and wholly owned subsidiary of Student Advantage (the "Buyer"), eStudentLoan, LLC, a Maryland limited liability company (the "Seller"), collegestudent.com, Inc., a Texas corporation and the sole member of the Seller ("CollegeStudent"), and CollegeClub.com, Inc., a Delaware corporation and the sole stockholder of CollegeStudent ("CollegeClub"). Student Advantage, the Buyer, the Seller, CollegeStudent and CollegeClub are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of the Seller.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                  THE PURCHASE

     1.1      PURCHASE AND SALE OF ASSETS.

              (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)), for the consideration specified below in this Article I, all right, title and interest in and to all of the assets of the Seller used in its businesses (the "Businesses"), including without limitation, those assets listed in Schedule 1.1(a) hereto (other than the Excluded Assets (as defined in Section 1.1(b)) existing as of the Closing (collectively, the "Acquired Assets"), including without limitation:

                  (i) all inventories of raw materials, work in process, finish goods, supplies, packaging materials, spare parts and similar items;

                  (ii) all machinery, equipment, tools and tooling, furniture, fixtures, leasehold improvements and motor vehicles;

                  (iii) all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

                  (iv) all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model,

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certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software (including without limitation, source code, object code, interpreted code, Java byte code, firmware, middleware, programs, utilities, languages, subroutines or routines), data, databases, compilations, documentation, data processing systems, networks and network systems, website and other Internet and webcentric systems and properties, domain names, content contained on any Internet or intranet site, and descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(G) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof (collectively, "Intellectual Property");

                  (v) all rights under contracts, agreements or instruments to which the Seller is a party (including without limitation any agreements or instruments securing any amounts owed to the Seller, any leases or subleases for real property, and any licenses or sublicenses relating to Intellectual Property), except for any deposits made under any lease or sublease and any advances made to any third party relating to services to be performed under such contracts, agreement or instruments after the Closing (as defined below) (collectively, the "Assigned Contracts");

                  (vi) all claims, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment, including any such item relating to the payment of Taxes (as defined in Section 2.6) and all rights under warranties arising after the Closing;

                  (vii) all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights ("Permits") issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity");

                  (viii) all books, records, accounts, ledgers, files, documents, correspondence, lists, architectural drawings or specifications, employment records, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials; and

                  (ix) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder in connection with insurance claims made after the Closing.

         (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the following assets (the "Excluded Assets"):

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                  (i) all cash, short-term investments, deposits, bank accounts and other similar assets;

                  (ii) the certificate of formation, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;

                  (iii) any of the rights of the Seller under this Agreement or the Ancillary Agreements (for purposes of this Agreement, "Ancillary Agreements" shall mean the bill of sale and other instruments of conveyance referred to in
Section 1.4(b)(i) and the instrument of assumption and other instruments referred to in Section 1.4(c)(i));

                  (iv) all trade and other accounts receivable and notes receivable of the Seller accruing and earned (determined in accordance with generally accepted accounting principles) prior to the Closing, including, without limitation, those relating to the Acquired Assets (except as specifically listed on Schedule 1.1(a) hereto); and

                  (v) those assets listed on Schedule 1.1(b) attached hereto.

     1.2 ASSUMPTION OF LIABILITIES.

           (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the obligations of the Seller listed on Schedule 1.2(a) attached hereto (collectively, the "Assumed Liabilities").

           (b) The Buyer shall not assume or become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

                  (i) all liabilities of the Seller for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement;

                  (ii) all liabilities of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                  (iii) all liabilities or obligations of the Seller under this Agreement or the Ancillary Agreements;

                  (iv) all liabilities of the Seller for any Taxes and any liabilities for any Taxes of any Person under law, or as a transferee or successor, by contract or otherwise incurred (including without limitation deferred Taxes or Taxes measured by income of the Seller, any

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liabilities for federal or state income Tax and FICA taxes of employees of the
Seller which the Seller is legally obligated to withhold, any liabilities for employer FICA and unemployment taxes incurred, and any liabilities for sales, use or excise taxes or customs and duties incurred);

                  (v) all liabilities and obligations of the Seller under any agreements, contracts, leases or licenses which are not Assigned Contracts;

                  (vi) all obligations of the Seller arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

                  (vii) all obligations of the Seller for repair, replacement or return of products sold prior to the Closing;

                  (viii) all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a material violation of or non-compliance with any law, rule or regulation (including without limitation Environmental Laws (as defined in Section 2.18)), any judgment, decree or order of any Governmental Entity, or any Permit;

                  (ix) all liabilities or obligations of the Seller to pay severance or any other benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement and to whom the Buyer (or its designee) has offered employment and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan (as defined in Section 2.17) established or maintained by the Seller;

                  (x) all liabilities of the Seller for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including without limitation any workers compensation claim); and

                  (xi) all liabilities of the Seller for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing).

     1.3 PURCHASE PRICE. The purchase price to be paid by the Buyer for the Acquired Assets at the Closing shall be $910,000.00 (the "Purchase Price"), payable by wire transfer or other delivery of immediately available funds.

     1.4 THE CLOSING.

             (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on July 28, 2000 (the "Closing Date").

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             (b) At or prior to the Closing, the Buyer shall have received all such certificates, opinions, instruments or other documents as the Buyer may reasonably request, including without limitation:

                  (i) an executed bill of sale in the form attached hereto as EXHIBIT A and such other executed instruments of conveyance (e.g., a trademark or domain name registration assignment) as the Buyer may request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

                  (ii) a certificate of the Secretary of State of the State of Maryland as to the legal existence and good standing (including tax) of the Seller in the State of Maryland;

                  (iii) a certificate of the sole Member of the Seller attesting to the incumbency of the Manager, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of its organizational documents; and

                  (iv) a cross-receipt executed by the Seller.

             (c) At or prior to the Closing, the Seller shall have received all such certificates, opinions, instruments or other documents as the Seller may reasonably request, including without limitation:

                  (i) an executed instrument of assumption in the form attached hereto as EXHIBIT B and such other executed instruments as the Seller may request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                  (ii) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in the State of Delaware;

                  (iii) a certificate of the Secretary of the Buyer attesting to the incumbency of the officers of the Buyer and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement; and

                  (iv) a cross-receipt executed by the Buyer.

     1.5 HOLDBACK. Notwithstanding the provisions of Section 1.3, at the Closing, an amount equal to 15% of the Purchase Price otherwise payable by the Buyer to the Seller at the Closing shall be withheld by the Buyer until the later of (a) August 13, 2000 or (b) the date which is three business days after the Seller has provided to the Buyer copies of the items listed on
Schedule 1.5 attached hereto (the "Holdback Period"). Such amount (the "Holdback Amount"), less the aggregate amount of all claims (the "Claims Amount") for indemnification made by the Buyer within the Holdback Period (the "Holdback Claims") in accordance with Section 5.2, shall be paid by the Buyer to the Seller promptly upon the expiration of the Holdback Period. In addition, the Buyer shall pay to the Seller the excess, if any, of the Claims Amount over the amount the Buyer is determined to be entitled to pursuant to the provisions of
Article V hereof upon final resolution of all of the Holdback Claims.

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     1.6 ALLOCATION. The Buyer and the Seller agree to allocate the Purchase
Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.

     1.7 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm Buyer's rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller, CollegeStudent and CollegeClub, jointly and severally, represent and warrant to Buyer that the statements contained in this Article I are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II, unless the nature of any disclosure is such that it could reasonably be expected to apply to another paragraph in this Article II.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller is a limited liability company duly formed, validly existing and in good standing under the Limited Liability Company Act of the State of Maryland. Each of CollegeStudent and CollegeClub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the Businesses or the ownership or leasing of its properties relating to the Acquired Assets (the "Properties") requires such qualification. The Seller has all requisite limited liability company power and authority to carry on the Businesses in which it is engaged and to own and use the Properties owned and used by it. The Seller has furnished to the Buyer true and complete copies of its organizational documents, each as amended and as in effect on the date hereof. The Seller is not in default under or in violation of any provision of its organizational documents. The Seller has no subsidiaries and does not control or own any equity interest in any other corporation or entity. CollegeClub owns all of the outstanding capital stock of CollegeStudent.

     2.2 MEMBERSHIP INTERESTS. Section 2.2 of the Disclosure Schedule sets forth a true and complete list of all of the outstanding membership interests of the Seller and the holders thereof. All of such issued and outstanding membership interests have been duly authorized and are validly issued. Except as set forth in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or acquire any membership interests is authorized or outstanding, (ii) the Seller has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any of its membership interests

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any evidences of indebtedness or assets of such Seller, (iii) the Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any membership interests or any interests therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller. All the issued and outstanding membership interests have been offered, issued and sold by the Seller in compliance with applicable federal and state securities laws.

     2.3 AUTHORITY. Each of the Seller, CollegeStudent and CollegeClub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by each of the Seller, College Student and CollegeClub of this Agreement and the Ancillary Agreements and the consummation by each of the Seller, College Student and CollegeClub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of the Seller, CollegeStudent and CollegeClub, as the case may be. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of the Seller, CollegeStudent and CollegeClub and constitute a valid and binding obligation of each of the Seller, CollegeStudent and CollegeClub respectively, enforceable against the Seller, CollegeStudent and CollegeClub in accordance with their respective terms; provided however, such enforceability is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent conveyance, moratorium or other similar laws, (ii) the rights of creditors generally (regardless of whether enforcement is considered in proceedings at law or in equity) and (iii) the availability of equitable remedies (subclauses (i) through (iii) hereof, collectively, the "Enforceability Exceptions").

     2.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller, CollegeStudent and CollegeClub nor the consummation by the Seller, CollegeStudent or CollegeClub of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents of the Seller, CollegeStudent or CollegeClub, (b) require on the part of the Seller, CollegeStudent or CollegeClub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for such filings with, or permits, authorizations, consents or approvals of, any Governmental Entity, the lack of which, individually or in the aggregate, would not result in a material adverse effect on the Acquired Assets (a "Material Adverse Effect"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Seller, CollegeStudent or CollegeClub is a party or by which the Seller, CollegeStudent or CollegeClub is bound or to which any of their assets is subject, except for any conflict or default which, individually or in the aggregate, would not result in a Material Adverse Effect, (d) result in the imposition of any Security Interest upon any of the Acquired Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, CollegeStudent or CollegeClub or any of their properties or assets, except for any

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violations that, individually or in the aggregate, would not result in a
Material Adverse Effect. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

     2.5 FINANCIAL INFORMATION

         (a) Section 2.5 of the Disclosure Schedule sets forth the actual statement of operations of the Seller for the five month period ended May 31, 2000, (the "May Statement") and the projected statement of operations of the Seller for the seven month period ended December 31, 2000 and the twelve month period ended December 31, 2001 of the Seller which were previously delivered to the Buyer (together with the May Statement, the "Financial Information"). The Financial Information was prepared by the Seller in good faith and, to the knowledge of the Seller, CollegeStudent and CollegeClub, the May Statement fairly presents the financial condition, the results of operations and cash flows of the Seller for the periods covered therein.

         (b) The Seller does not have any liability (whether known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due) relating to the Acquired Assets, other than (i) the liabilities shown on the May Statement, and (ii) contractual liabilities disclosed in any contract set forth in Section 2.10 of the Disclosure Schedule to the extent payment or performance is not yet due, which are not in the aggregate material.

         (c) Since the date of the May Statement, there has been no occurrence which has resulted in a Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in such Material Adverse Effect in the future.

         (d) Since the date of the May Statement, the Seller has operated the Businesses in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") and in compliance with all applicable laws and regulations and, to the extent consistent therewith, has used all reasonable efforts to preserve intact its business organization as of such date, kept its physical assets in good working condition, kept available the services of its officers and employees as of such date and preserved its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business have not been impaired in any material respect.

         (e) Since the date of the May Statement, the Seller has not taken, or agreed to take, any of the following actions:

             (i) acquired, sold, leased, encumbered or disposed of any of the assets of the Seller necessary for the operation of the Businesses to any third party, other than purchases and sales of assets in the Ordinary Course of Business;

             (ii) changed in any material respect its accounting methods, principles or practices, except insofar as required by a generally applicable change in generally accepted accounting principles;

             (iii) discharged or satisfied any Security Interest, or paid any obligation or liability other than in the Ordinary Course of Business;

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             (iv) mortgaged or pledged any of the Acquired Assets or subjected any such Acquired Assets to any Security Interest;

             (v) sold, assigned, transferred or licensed any Intellectual Property;

             (vi) made or committed to make any capital expenditure individually or in the aggregate in excess of $10,000, or

             (vii) entered into, amended, terminated, took or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any material Assigned Contract.

     2.6 TAX MATTERS. The Seller has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. The Seller has paid all Taxes which have become due and withheld and remitted any Taxes required to be withheld by it. To the knowledge of Seller, CollegeStudent and CollegeClub, no unsatisfied deficiencies have been asserted or assessed against the Seller as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or threatened. "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchises) imposed by the United States of America or any state, local or foreign government, or any agency thereof.

     2.7 OWNERSHIP AND CONDITION OF ASSETS.

         (a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.7 of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(i), and provided that the Buyer is a bone fide purchaser, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.7 of the Disclosure Schedule.

         (b) The Acquired Assets constitute all of the assets of Seller used in the Businesses and, except as set forth in Section 2.7 of the Disclosure Schedule and except for those assets the lack of which individually or in the aggregate would not have a Material Adverse Effect, all of the assets necessary for the operation of the Businesses. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

         (c) Section 2.7 of the Disclosure Schedule lists (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of June 30, 2000, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000.

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     2.8 OWNED REAL PROPERTY.  The Seller does not own any real property.

     2.9 INTELLECTUAL PROPERTY.

         (a) The Seller owns or has the right to use all Intellectual Property used in the Businesses, incorporated in its products sold in connection with the Businesses or necessary for the operation of the Businesses (the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has taken all reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Seller, CollegeStudent and CollegeClub, no other person or entity has any rights to any of the Company Intellectual Property (except pursuant to agreements or licenses specified in Section 2.9(c) or 2.9(d) of the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property that the Seller owns or uses. The Seller has made available to the Buyer correct and complete copies of all written documentation in the Seller's possession evidencing ownership of, and any licenses, claims or disputes known to such Seller relating to, each item of Company Intellectual Property.

         (b) None of the activities of the Seller relating to the Businesses, or conducted by the Seller in connection with the Businesses at any time within the six years prior to the date of this Agreement, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. None of the Seller, CollegeStudent or CollegeClub has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

         (c) Section 2.9(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of the Company Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of the Company Intellectual Property, and identifies each license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any of the Company Intellectual Property. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in Section 2.9(c) of the Disclosure Schedule, with respect to each item of the Company Intellectual Property that the Seller owns:

                 (i) the Seller possesses all right, title and interest in and to such item;

                 (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                 (iii) the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

         (d) Section 2.9(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Seller, and the license or agreement

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pursuant to which the Seller uses it. Except as set forth in Section
2.9(d) of the Disclosure Schedule, with respect to each such item of Company Intellectual Property:

                 (i) the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect;

                 (ii) such license, sublicense or other agreement is assignable by the Seller to the Buyer without the consent or approval of any party and such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                 (iii) no party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                 (iv) the underlying item of Company Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                 (v) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

         (e) Section 2.9(e) of the Disclosure Statement sets forth the Seller's policy statement on internet privacy. The Seller is currently, and at all times since its inception has been, operating the Businesses in compliance with such internet privacy policy.

     2.10 CONTRACTS. Section 2.10 of the Disclosure Schedule lists each Assigned Contract. The Seller has previously delivered to the Buyer a complete and accurate copy of each Assigned Contract. Each Assigned Contract is legal, valid, binding and enforceable (except as such enforceability may be limited by the Enforceability Exceptions) and in full force and effect. Each Assigned Contract is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.10 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable (except as such enforceability may be limited by the Enforceability Exceptions) and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. No party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Assigned Contract.

     2.11 ACCOUNTS. All accounts receivable that are Acquired Assets are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 60 days after the date on which it first became due and payable, net of the applicable reserve for bad debts shown on the most recent balance sheet of the Seller provided to the Buyer. A complete list of all accounts receivable that are Acquired Assets, showing the aging thereof, is included in Section 2.11 of the Disclosure Schedule. All of the accounts payable of the Seller were incurred in the Ordinary Course of Business.

     2.12 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Seller in connection with the Businesses.

     2.13 INSURANCE. The Seller maintains, and has maintained since its inception, insurance with respect to its assets and business, the scope and coverage amounts of which are adequate for the Businesses in the Seller's reasonable judgment. No product liability or similar claim has ever been asserted against the Seller in connection with the Businesses.

     2.14 LITIGATION. Section 2.14 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction relating to any of the Acquired Assets and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Seller is a party or, to the knowledge of the Seller, CollegeStudent and CollegeClub, is threatened to be made a party and with respect to which any of the Acquired Assets are subject. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.14 of the Disclosure Schedule could result in the imposition of any liability on the Buyer or have a Material Adverse Effect.

     2.15 PRODUCT WARRANTY. No product or service sold, licensed, leased, delivered, rendered or otherwise made available by the Seller in connection with the Businesses is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section 2.15 of the Disclosure Schedule. Section 2.15 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions since January 1, 1997 in connection with the Businesses; and the Seller knows of no reason why such expenses should materially increase as a percentage of sales in the future.

     2.16 EMPLOYEES.

         (a) Section 2.16(a) of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a [confidentiality/assignment of inventions] agreement with the Seller, a copy of which has previously been delivered to the Buyer. To the knowledge of the Seller, CollegeStudent and CollegeClub, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing). The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

         (b) Section 2.16(b) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer, member, manager or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Seller, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.17 EMPLOYEE BENEFITS. Section 2.17 of the Disclosure Schedule contains a list of all employee benefit plans or policies (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, bonus programs, insurance plans, policies relating to vacations, sick days and leaves of absence, and pension or retirement plans) of the Seller (the "Employee Benefit Plans"). The Seller has complied in all material respects with the terms of each Employee Benefit Plan and with the provisions of all laws and regulations applicable to each Employee Benefit Plan. The Seller has met its obligations with respect to each Employee Benefit Plan and has made all required contributions thereto. If the assets of all Employee Benefit Plan were to be liquidated on the Closing, the proceeds of such liquidation would not be reduced by any charges, including without limitation deferred sales charges, surrender fees or back-end loads, but excluding reasonable brokerage commissions.

     2.18 ENVIRONMENTAL MATTERS. The Seller has complied with, and the operation of the Businesses as of the Closing Date is in compliance with, all Environmental Laws (as defined below) in all material respects. For purposes of this Agreement, "Environmental Law" means any federal, state, regional, county, local or foreign law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of commercial, industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater or soil contamination; (iv) the release or threatened release into the environment of commercial, industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, pesticides or chemicals; (v) the protection of wildlife, marine sanctuaries or wetlands, including without limitation all endangered or threatened species; (vi) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other receptacles; (vii) health and safety of employees and other persons; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, pesticides, chemicals or commercial, industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used in this Section 2.18, the terms "release," "environment," "pollutant," "transportation," "contaminant" and "hazardous substances" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA"), and the terms "solid waste" and "hazardous waste" shall have the meanings set forth in the Resources Conservation and Recovery Act.

     2.19 LEGAL COMPLIANCE. The Seller, and the conduct and operations of the Businesses, are in material compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Businesses. None of the Seller, CollegeStudent or CollegeClub has received any notice from any federal, state or local governmental or regulatory authority indicating that it is or may be in violation of any law.

     2.20 PERMITS. Section 2.20 of the Disclosure Schedule sets forth a list of all Permits (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of leased real property) issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct the Businesses. Each such Permit is in full force and effect and, to the knowledge of the Seller, CollegeStudent and CollegeClub, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect following the Closing.

     2.21 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No employee, officer, director, manager, member or Affiliate of the Seller owns any property or right, tangible or intangible, which is used in the Businesses, or, to the knowledge of the Seller, CollegeStudent or CollegeClub, has any claim or cause of action against the Seller with respect to which any Acquired Asset is subject.

     2.22 BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.23 BOOKS AND RECORDS. The books, records accounts, ledgers and files of the Seller are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices. The minute books and other similar records of the Seller contain true and complete records of all actions taken at any meetings of the Seller's members, managers, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

     2.24 CUSTOMERS AND SUPPLIERS. No unfilled customer order or commitment obligating the Seller to process or deliver products or perform services under an Assigned Contract will result in a material loss to the Seller upon completion of performance. No purchase order or commitment of the Seller under an Assigned Contract is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Seller relating to the Businesses has indicated to the Seller within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them and no material customer of the Seller relating to the Businesses has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from them. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through June 30, 2000 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any material product or component to the Seller.

     2.25 DISCLOSURE. No representation or warranty by the Seller, CollegeStudent or CollegeClub contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement, and no other statement made by the Seller, CollegeStudent or CollegeClub or any of their respective representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller, CollegeStudent and CollegeClub have either disclosed or made available to the Buyer all material information relating to the business of the Seller or the transactions contemplated by this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

     3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     3.2 AUTHORIZATION OF TRANSACTION. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     3.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for such filings with, or permits, authorizations, consents or approvals of, any Governmental Entity, the lack of which, individually or in the aggregate, would not result in a Material Adverse Effect,
(c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for any conflict or default which, individually or in the aggregate, would not result in a Material Adverse Effect or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except for any violations that, individually or in the aggregate, would not result in a Material Adverse Effect.

     3.4 BROKER'S FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                             POST-CLOSING COVENANTS

     4.1 PROPRIETARY INFORMATION. From and after the Closing, the Seller, CollegeStudent and CollegeClub shall hold in confidence, and shall use its best efforts to have all of their Affiliates hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Seller or the Businesses, or the Buyer or its businesses (including without limitation the financial information, technical information or data relating to the Seller's products and names of customers of the Seller) and shall not disclose or make use of the same without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Seller.

     4.2 SOLICITATION AND HIRING. For a period of two years after the Closing Date, none of the Seller, CollegeStudent or CollegeClub shall, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Restricted Employee (as defined below) to terminate his employment with the Buyer or (b) hire or attempt to hire any Restricted Employee. For purposes of this Agreement, a "Restricted Employee" shall mean any person who was an employee of either the Buyer or the Seller on the Closing Date.

     4.3 NON-COMPETITION.

         (a) For a period of two years after the Closing Date, none of the Seller, CollegeStudent or CollegeClub shall either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) develop, market or sell any product or render any service which is competitive with any product, sold or developed (or under development) or service rendered by the Seller in connection with the Businesses on or prior to the Closing Date or (ii) engage in any business competitive with the Businesses as conducted on the date of this Agreement or as of the Closing Date, in the United States or any other country in which the Seller conducted the Businesses during the two years prior to the Closing Date.

         (b) Each of the Seller, CollegeStudent and CollegeClub agrees that the duration and geographic scope of the non-competition provision set forth in this
Section 4.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

     4.4 TAX MATTERS. Any agreement between the Seller and any of CollegeStudent or CollegeClub or any of their subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

     4.5 SHARING OF DATA.

         (a) The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Seller shall not destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts.

         (b) Promptly upon request by the Buyer made at any during the three-year period following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

     4.6 USE OF NAME. The Seller agrees not to use the name "eStudentLoan" or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Businesses conducted by the Seller on the date of this Agreement. The Seller shall amend its Articles of Organization and other corporate records, if necessary, to comply with this provision.

     4.7 COOPERATION IN LITIGATION. For a period of three years after the Closing, each Party shall reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Businesses prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the actual expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents.

     4.8 COLLECTION OF ACCOUNTS RECEIVABLE. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable accruing after the Closing purchased by the Buyer from the Seller in connection with the Acquired Assets pursuant to this Agreement. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.

     4.9 EMPLOYEES. Effective as of the Closing, the Seller shall terminate the employment of each of its employees designated on Schedule 4.9 attached hereto and the Buyer shall offer employment to each such employee, terminable at the will of the Buyer, with compensation and benefit packages to be determined by the Buyer and each such employee. The Seller hereby consents to the hiring of such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

     4.10 ENFORCEMENT OF INSURANCE CLAIMS. The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller with respect to any occurrence, claim or loss (including without limitation any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article V of this Agreement; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 4.10 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

                                   ARTICLE V

                                 INDEMNIFICATION

     5.1 INDEMNIFICATION. (a) The Seller, CollegeStudent and CollegeClub, jointly and severally, shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

                  (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller, CollegeStudent or CollegeClub contained in this Agreement or in any Ancillary Agreement;

                  (ii) any Retained Liabilities;

                  (iii) the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws;

                  (iv) any claim by a member or former member of the Seller, or any other person or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any securities of the Seller, (B) any rights of a member, including without limitation, any option, preemptive rights or rights to notice or to vote, (C) any rights under any organizational document of the Seller, or
(D) any claim that his, her or its membership interests were wrongfully repurchased by the Seller;

                  (v) any claim (including without limitation, warranty and product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter which relates to (A) services rendered or products leased, licensed, sold or delivered by the Seller prior to the Closing or (B) the Businesses of the Seller prior to the Closing; or

                  (vi) any claim, including without limitation claims of third parties, employees or former employees of the Seller, or consultants or former consultants to the Seller, relating to the Company Intellectual Property which are based on events that occur prior to the Closing.

         (b) The Buyer and Student Advantage, jointly and severally, shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from, relating to or constituting:

                  (i) any Assumed Liabilities;

                  (ii) any claim (including without limitation, warranty and product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter which relates to (i) services rendered or products leased, licensed, sold or delivered by the Buyer after the Closing or (ii) the Businesses of the Buyer after the Closing; or

                  (iii) any claim, including without limitation claims of third parties relating to the Company Intellectual Property which are based upon events that occur after the Closing.

     5.2 METHOD OF ASSERTING CLAIMS.

         (a) All claims for indemnification by any indemnified party pursuant to this Article V shall be made in accordance with the provisions of this Section 5.2.

         (b) If a third party asserts that an indemnified party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the indemnified party may be entitled to indemnification pursuant to this Article V, and the indemnified party reasonably determines that it has a valid business reason to fulfill such obligation, then
(i) the indemnified party shall be entitled to satisfy such obligation, without prior notice to or consent from the indemnifying party, (ii) the indemnified party may make a claim for indemnification pursuant to this Article V, and (iii) the indemnified party shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Article V.

         (c) The indemnified party shall give prompt written notification to the indemnifying party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article V may be sought. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the indemnified party, provided each indemnifying party acknowledges in writing to the indemnified party that any damages, fines, costs or other liabilities that may be assessed against the indemnified party in connection with such action, suit or proceeding constitute Damages for which the indemnified party shall be entitled to indemnification pursuant to this Article
V. If no indemnifying party so assumes control of such defense, the indemnified party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the indemnified party reasonably concludes that the indemnifying party and the indemnified party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the indemnified party shall be considered "Damages" for purposes of this Agreement. The Party controlling such defense shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. The indemnified party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnifying party, which shall not be unreasonably withheld. No indemnifying party shall agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnified party, which shall not be unreasonably withheld.

     5.3 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to the Buyer pursuant to this Article V shall be treated as a reduction in the Purchase Price. All indemnification by the Seller, CollegeStudent and CollegeClub hereunder shall be effected promptly as Damages are incurred by payment cash, delivery of a cashier's or certified check or wire transfer of immediately available funds in the amount of the indemnification liability. Each of the Seller, CollegeStudent and CollegeClub hereby agrees that any claim for indemnification by the Buyer under this Agreement may, at the option of the Buyer, be offset against any compensation or other remuneration (other than base salary) due or to become due to the Seller, CollegeStudent or CollegeClub (including without limitation the Holdback Amount), or anyone claiming through or under the Seller, CollegeStudent or CollegeClub.

     5.4 LIMITATIONS OF LIABILITY. Notwithstanding anything in this
Agreement to the contrary, the Buyer will not be entitled to any indemnification pursuant to Section 5.1(a)(i) unless and until the Damages exceed $15,000 in the aggregate, in which case the Buyer will be entitled to the full $15,000, together with the amount of all indemnification claims in excess thereof. Further, the liability of the Seller, CollegeStudent and CollegeClub for indemnification under Section 5.1(a)(i) will not exceed the net proceeds received by the Seller under this Agreement.

     5.5 SURVIVAL. The representations, warranties, covenants and agreements of the Seller set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until July 27, 2001 and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. Notwithstanding the foregoing, the representations contained in Section 2.18 shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the date three years after the Closing; the representations contained in Sections 2.6 and 2.17(a) shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to such representations and the representations contained in Section 2.3 shall survive without limit.

                                   ARTICLE VI

                                REPURCHASE OPTION

     6.1 RIGHT TO REPURCHASE BUYER STOCK. On or prior to September 26, 2000, or such earlier date as mutually agreed between the parties (the "Option Termination Date"), CollegeClub shall have the right to purchase (the "Repurchase Right") all of the outstanding capital stock of the Buyer (the "Buyer Stock") in exchange for the Repurchase Price (as defined in Section 6.2 below) by providing written notice of its election to exercise such right (the "Repurchase Notice") prior to the Option Termination Date. CollegeClub shall have 10 business days from the date of the Repurchase Notice to consummate the purchase of the Buyer Stock as described herein and pay the Repurchase Price. If the Repurchase Closing (as defined in Section 6.3 below) has not taken place within said 10 business day period, CollegeClub's Repurchase Right shall automatically terminate and be of no force and effect. The Repurchase Option may not be assigned, or otherwise transferred, by operation of law or otherwise, by CollegeClub without the prior written consent of the Buyer.

     6.2 REPURCHASE PRICE. In the event CollegeClub provides a Repurchase
Notice in accordance with Section 6.1, the purchase price to be paid by CollegeClub to the Buyer for the Buyer Stock at the Repurchase Closing shall be $1,250,000.00, plus the amount by which the Buyer's operating expenses exceed revenues received as of the date of the Repurchase Closing (the "Repurchase Price"); provided that, notwithstanding anything herein to the contrary, the Repurchase Price will in no event exceed $1,350,000.00 (the "Repurchase Price"). The Repurchase Price will be payable by wire transfer or other immediately available funds.

     6.3 REPURCHASE CLOSING.

         (a) The closing of the purchase of the Buyer Stock (the "Repurchase Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on a date to be mutually agreed to by CollegeClub and the Buyer, but in no event more than 10 business days after the date of the Repurchase Notice.

         (b) At the Repurchase Closing, Student Advantage shall deliver to CollegeClub a stock certificate representing all of the Buyer Stock, duly endorsed or accompanied by duly executed instruments of transfer and assignment and CollegeClub shall deliver to the Buyer the Repurchase Price, together with such customary and reasonable representations, warranties and indemnities relating to the Buyer, the Buyer Stock and the Acquired Assets, but in no event shall such representations, warranties and indemnities be more favorable than those provided by the Seller in this Agreement.

     6.4 BUYER COVENANT. Until the earlier of the Option Termination Date or the date CollegeClub's Repurchase Right is terminated pursuant to Section 6.1, the Buyer hereby agrees (i) to operate its business after the Closing in the Ordinary Course of Business, (ii) not to sell or otherwise dispose of any material Acquired Assets, valued individually in excess of $5,000.00 or in aggregate in excess of $10,000.00 (which amounts, if any such Acquired Assets are sold or disposed, will be deducted from the Repurchase Price), and (iii) not to incur any liabilities other than in the Ordinary Course of Business.

                                  ARTICLE VII

                                  DEFINITIONS

         For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         DEFINED TERM                                SECTION
         ------------                                -------
         Acquired Assets                             1.1(a)
         Agreement                                   Introduction
         Ancillary Agreements                        1.1(b)(ii)
         Assigned Contracts                          1.1(a)(v)
         Assumed Liabilities                         1.2(a)
         Business                                    2.1
         Buyer                                       Introduction
         Buyer Stock                                 6.1
         CERCLA                                      2.18
         Claims Amount                               1.5
         Closing                                     1.4(a)
         Closing Date                                1.4(a)
         CollegeClub                                 Introduction
         CollegeStudent                              Introduction
         Company Intellectual Property               2.9(a)
         Damages                                     5.1
         Disclosure Schedule                         Article II

         Employee Benefit Plans                      2.17
         Environmental Law                           2.18
         Excluded Assets                             1.1(b)
         Governmental Entity                         1.1(a)(vii)
         Holdback Amount                             1.5
         Holdback Claims                             1.5
         Holdback Period                             1.5
         Intellectual Property                       1.1(a)(iv)
         Material Adverse Effect                     2.4
         Option Termination Date                     6.1
         Ordinary Course of Business                 2.5(d)
         Party                                       Introduction
         Permit                                      1.1(a)(vii)
         Properties                                  2.1
         Purchase Price                              1.3
         Repurchase Closing                          6.3(a)
         Repurchase Notice                           6.1
         Repurchase Price                            6.2
         Repurchase Right                            6.1
         Restricted Employee                         4.2
         Retained Liabilities                        1.2(b)
         Security Interest                           2.4
         Seller                                      Introduction
         Student Advantage                           Introduction
         Taxes                                       2.6

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 PRESS RELEASES AND ANNOUNCEMENTS. Neither Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign its rights, interests and/or obligations hereunder to an Affiliate of the Buyer.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    IF TO THE SELLER, COLLEGESTUDENT OR COLLEGECLUB:       COPY TO:
    -----------------------------------------------        -------

    c/o CollegeClub.com, Inc.                              Gibson, Dunn & Crutcher LLP
    1010 Second Avenue                                     4 Park Plaza
    Suite 600                                              Irvine, CA  92614
    San Diego, CA  92101                                      Attn:  John M. Williams, Esq.
       Attn:  President

    IF TO THE BUYER OR STUDENT ADVANTAGE                   COPY TO:
    ------------------------------------                   -------

    c/o Student Advantage, Inc.                            Hale and Dorr LLP
    280 Summer Street                                      60 State Street
    Boston, MA  02210                                      Boston, MA  02109
       Attn:  General Counsel                                 Attn:  Mark G. Borden, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     8.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.11 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     8.12 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

     8.13 SUBMISSION TO JURISDICTION. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

     8.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

         ESL ACQUISITION CO.



         By: /s/ Raymond V. Sozzi, Jr.
             ------------------------------
         Title:  President


         ESTUDENTLOAN, LLC



         By: /s/ Brian Kraff
            -------------------------------
         Title: Manager


         COLLEGESTUDENT.COM, INC.



         By:  /s/ Eben Miller
            -------------------------------
         Title: President


         COLLEGECLUB.COM, INC.



         By: /s/ Monte Brem
            -------------------------------
         Title: SVP, Corporate Development

                                   * * * * * *

The undersigned is executing this Agreement solely for the purpose of being bound by the provisions of Articles V and VI hereof.

         STUDENT ADVANTAGE, INC.



         By:  /s/ Raymond V. Sozzi, Jr.
              -----------------------------
         Title:  President